Exhibit 10.35

CITGO Petroleum Corporation

MARKETER FRANCHISE AGREEMENT

Between CITGO Petroleum Corporation and  JEI DISTRIBUTING a LIMITED LIABILITY COMPANY

NOTICE

As a Franchised Marketer, under this agreement you will be entitled to the protections of the Petroleum Marketing Practices Act, a federal law which was enacted on June 19, 1978.  Title I of this law is intended to protect you against any arbitrary or discriminatory termination or non-renewal of your Franchise.  CITGO Petroleum Corporation, as a Franchisor, is required to provide you with a summary of title I of the Petroleum Marketing Practices Act whenever notification of termination or non-renewal of your franchise is given.  However, CITGO wishes to ensure that you are totally familiar with your rights in this regard even prior to executing this Franchise Agreement.  Accordingly, on page 11 through 14 herein we have produced the concise summary of the provisions of Title I as prepared and published by the secretary of energy in the Federal Register.  Please review this summary carefully.  You should resolve with your lawyer or other appropriate parties any questions you might have, prior to executing this franchise.

MARKETER FRANCHISE AGREEMENT

It is agreed this x 21st day of x December, 2009 between CITGO Petroleum Corporation, a Delaware corporation, having a place of business at 1293 Eldridge Parkway, P. O. Box 4689, Houston, TX 77210-4689, hereinafter called “CITGO,” and JEI DISTRIBUTING, a LIMITED LIABILITY COMPANY, a x                                     corporation, having a principal office and place of business at 718 S BUCHANAN ST.  LAFAYETTE, LA  70501  hereinafter called “MARKETER.”

WITNESSETH:

WHEREAS, CITGO and Marketer intend by this Agreement to create a “franchise relationship” within the meaning of the Petroleum Marketing Practices Act; the parties expressly do not intend by this Agreement to create a “franchise” within the meaning of any state law relating to franchises; and

WHEREAS, CITGO and Marketer desire to provide for Marketer’s purchase from CITGO of certain petroleum products for resale by Marketer under CITGO’s trademarks to consumers and retailers in a manner that will serve the interest of the consuming public and be of benefit to CITGO and Marketer;

NOW, THEREFORE, CITGO and Marketer agree as follows:

1.             TERM.           This Agreement shall be effective for the term of five (5) years, beginning the first day of December, 2009, and expiring on the last day of November, 2014 Unless validly terminated or non renewed as provided for in the Petroleum Marketing Practices Act, this Agreement shall automatically renew for successive three (3) year periods.  Marketer shall have the right to terminate or non-renew this Agreement after the Initial Term by providing CITGO with ninety (90) days written notice prior to termination.

2.             QUANTITIES.           Marketer shall purchase and lift or accept delivery of quantities of products as set forth below during the respective monthly periods and CITGO shall sell and deliver the specified quantities of products during the respective monthly periods. Marketer hereby acknowledges and agrees that the purchase and ratable lifting of the monthly quantities of product specified herein by Marketer are reasonable, important and of material significance to the franchise relationship. Marketer understands and agrees that any failure by Marketer to purchase a minimum of ninety percent (90%) of the monthly quantity of gasoline listed below during any month on a ratable basis shall be a violation of this Agreement. CITGO shall have no obligation at any time to provide more than the quantities listed below.

The monthly quantities of product set forth below are based on the sales of motor fuels projected by the Marketer at locations that CITGO has approved for branding with the CITGO trade name and trademark. In the event that CITGO agrees to brand additional locations, the monthly quantities of products set forth below shall be increased by the projected sales of motor fuels at the newly branded locations. Likewise, if any location is debranded, the monthly quantities of product set forth below shall be decreased by the projected sales at such formerly branded location. These increases/decreases shall be effective beginning with the month in which the installation, or removal and return, of the CITGO sign and equipment is completed, and shall be confirmed by an Amendment to this Agreement.  It is acknowledged that the purpose of this paragraph is to allow the parties to adjust the volume requirements resulting from new brandings and debrandings that may take place from time to time in the ordinary course of Marketer’s business and does not supercede (i) a branding commitment for a particular station agreed to by the Marketer in a separate marketing agreement or program or (ii) other provisions of this Agreement including the term of the Agreement. Marketer and CITGO will review the addition or deletion of branded outlets at least on an annual basis.

Marketer agrees that the monthly quantity of gasoline set forth below shall be purchased and be lifted ratably during the month.

CITGO may establish limitations and restrictions, upon Marketer’s purchases of gasoline that in CITGO’s sole judgment, are necessary or appropriate to enforce Marketer’s obligations to make ratable purchases.

GASOLINE	2009	2010	2011

January		200,000	830,000
February		400,000	840,000
March		600,000	850,000
April		850,000	850,000
May		850,000	850,000
June		850,000	860,000
July		850,000	860,000
August		850,000	860,000
September		850,000	860,000
October		850,000	850,000
November		840,000	850,000
December	75,000	840,000	840,000

TOTAL	75,000	8,830,000	10,200,000

Quantities shall be determined at time and place of loading. All measurements with regard to deliveries into marine vessel, pipeline or tank car shall be corrected to 60° F. in accordance with prevailing ASTM procedures. With respect to all other deliveries under this Agreement, Marketer elects to have quantities determined by liquid measure Temperature Corrected  method. In any jurisdiction where applicable law dictates the method of measurement, such method shall be used.

3.             DELIVERY OF PRODUCTS.           Products will be made available at terminals or other locations selected by CITGO or, upon mutual agreement, may be delivered to destination by transportation selected by CITGO. Marketer shall strictly comply with all applicable rules and regulations of terminals and facilities at which Marketer receives motor fuel from CITGO. Marketer shall ensure that all trucks, tankers and lines are clean and ready to receive CITGO’s motor fuel, so that said fuel is not mixed, blended or adulterated with any other substance or product. CITGO or the terminal operator may refuse to make delivery into any vehicle which, in the sole judgment of CITGO or the terminal operator, is unsafe or inadequate. Marketer agrees to provide such proof of insurance as required by CITGO covering Marketer’s liability for any negligent or willful acts it commits in connection with the loading, transporting and delivery of products. Title and risk of loss on all products covered by this Agreement shall pass to Marketer at the time and place of delivery. Time and place of delivery shall be when and at the point that products pass connections between the terminal’s truck rack or pipeline flange and Marketer or its agent’s receiving connections, transport trucks, tank cars, or vessels.  All demurrage is Marketer’s responsibility.

4.             PRICES.           Marketer shall pay CITGO’s Marketer prices in effect at time and place of delivery. Such prices will be established by CITGO on an FOB, terminal basis, or other point of sale basis, including, upon mutual agreement, on a delivered basis. Marketer shall also pay CITGO amounts equivalent to any tax, duty or impost now or hereafter imposed by the United States and or any state and/or municipality, and/or any other governmental authority on all Temperature Corrected gallons delivered under the terms of this Agreement.

5.             TERMS OF PAYMENT.

a.             Marketer agrees to pay CITGO in accordance with such terms as CITGO’s Credit Department, in its sole discretion may from time to time prescribe in writing. At the present time, CITGO’s credit terms are one percent (1%) Electronic Funds Transfer (EFT) ten (10) days. The failure by Marketer to pay any invoice within the terms then prescribed by CITGO’s Credit Department may result in the restriction of credit, the denial of access to the petroleum terminals from which Marketer is authorized to obtain its supply of petroleum products, the withholding of any rebates, discounts or benefits from CITGO programs that may otherwise be available to Marketer and shall constitute grounds for termination and or non-renewal of this Agreement.  Further, failure to make payment within payment terms authorizes the imposition of finance charges in an amount equal to the lesser of (i) the maximum amount allowed by applicable law or (ii) one and one-half percent (1.5%) per month.  Marketer and its parent company, Jacobs Entertainment, Inc.,agree to provide CITGO’s Credit Department with a current, audited or certified financial statement within ninety (90) days after the end of each fiscal year and such other business related information as may be requested by CITGO’s Credit Department from time to time.

b.             At the time of execution of this Agreement and thereafter upon CITGO’s request, in order to maintain a credit line, Marketer may be required to furnish CITGO with letters of credit that may be requested by CITGO.

c.             If Marketer fails to comply with the terms and conditions of payment and credit established by CITGO, of if CITGO has reasonable grounds for insecurity with respect to Marketer’s performance of any of Marketer’s obligations  under this Agreement, then, in addition to all other rights and remedies afforded to CITGO under this Agreement and applicable law, CITGO may take such action as CITGO deems reasonable.

6.             BRANDS AND TRADE NAMES.                Subject to the following, CITGO hereby grants to Marketer for the term of this Agreement, the right to use CITGO’s applicable brand names, trademarks and other forms of CITGO’s identification, in the manner established by CITGO from time to time, in connection with the resale by Marketer of products acquired under CITGO’s brand names.

a.             CITGO reserves the right to control fully the quality and branding of products which may, from time to time, be sold and/or distributed under CITGO’s brands and trade names, including the right to terminate or add to such products, or to change the name or names of any products. Marketer shall sell all branded products delivered hereunder under such brand names, trademarks and trade names of CITGO as may be in use at the time of sale thereof. Marketer shall not change or alter by any means whatsoever the nature, quality or appearance of any of the products purchased hereunder. However, if Marketer elects to sell product(s) not purchased or acquired under this Agreement, Marketer shall not allow nor permit the use of CITGO’s brand names, trademarks, trade dress, and all other forms of CITGO identification, in connection with the resale of such product(s). CITGO’s “brand names and trademarks,’ as used herein, include CITGO’s logos, brand identification, product and service advertising, credit cards, product names and service marks. CITGO’s “trade dress” refers to the manner and style of advertising material, including color graphics and art work on product labels, point of sale material, buildings, signs, pumps and other equipment. Any other product(s) shall be clearly identified and labeled in such language and print at least comparable in size to CITGO’s brand names, trademarks, trade dress, and other forms of CITGO identification, used on identical or similar product(s) to make it unmistakably clear that CITGO brand product(s) are not sold and to preclude any likelihood of confusion, mistake or deception of the public. As an example, but not by way of limitation, if a Marketer sells from a product dispenser a fuel which was not purchased or acquired under this Agreement, the Marketer shall completely obliterate the CITGO brand names, trademarks, trade dress, and all other forms of CITGO identification with the following designation in print at least comparable in size to the largest CITGO identification which is being used on any similar product dispenser: “NO BRAND, THIS IS NOT A CITGO PRODUCT”. Marketer agrees that if a customer of the Marketer requests a CITGO product(s) and such product(s) is not available, the customer of the Marketer will be orally advised by the Marketer that such CITGO product(s) is not available. Marketer hereby agrees to defend. indemnify and hold CITGO harmless from any and all claims, damages, actions or fines (including costs and attorneys’ fees actually incurred) arising out of Marketer’s purchase, storage or sale of non-CITGO products.

b.             Marketer recognizes that the identification, trademark and brand names of CITGO are the property of CITGO and that CITGO’s requirements as herein stated relating to the use of such identification and Marketers advertising (to include motor vehicles and dispensing equipment) are reasonable and of material significance to the franchise relationship. Accordingly, it is further agreed that a failure by the Marketer to comply with the terms and provisions of this Section 6 shall constitute grounds for termination and/or non-renewal of this Agreement.

c.             All signs, poles and identification items furnished or leased to Marketer by CITGO, for display at premises through which Marketer supplies products for resale, shall be erected, installed and maintained in accordance with CITGO’s specifications, shall remain the property of CITGO and shall be detached by the Marketer, or by CITGO (at Marketers expense), at CITGO’s option, from the premises and be safely stored and made available for repossession by CITGO upon CITGO’s request. Marketer agrees to advise its dealers and/or the owners and occupants of the retail facilities of CITGO’s ownership of said signs, poles and identification items and of the right of Marketer or CITGO or their agents to remove same from the premises at any time. Marketer understands and agrees that CITGO’s identification items will only be provided for those premises that fulfill CITGO’s standards and requirements. Therefore, Marketer shall not make available or erect any such CITGO identification items at any location that has not been approved in writing by CITGO nor shall Marketer relocate any CITGO identification items without CITGO’s prior written consent. Marketer hereby agrees to install all said signs, poles and identification items in accordance with CITGO’s specifications and to maintain all said equipment in good repair. Marketer shall bear all responsibility for costs involved in such maintenance and repair as well as removal. Marketer agrees to purchase insurance sufficient to cover the repair and/or replacement value of all said signs, poles and identification items. CITGO retains title and all ownership rights in all such signs, poles and identification items that bear CITGO’s name, trademarks and/or trade dress.  Marketer further agrees to indemnify and hold CITGO harmless from any and all damages and/or claims for damages arising out of the installation, use, repair, maintenance, or removal of all signs, poles, equipment and identification items furnished or leased to Marketer by CITGO.

d.             Marketer agrees to comply with applicable laws regarding the filing and payment of applicable local ad valorem taxes regarding all signage, Branding Material and POS and credit card equipment.

e.             The poles, signs and branding material including any installation costs paid or furnished by CITGO (collectively, the “Branding Material”) that have been furnished by CITGO for each station shall be amortized over a sixty (60) month period on a straightline basis.  Should a station be debranded within the sixty (60) month amortization period, the Marketer shall pay to CITGO the unamortized portion of the Branding Material as of the date of debranding.  Upon such payment the ownership of that portion of the Branding Material that does not contain CITGO’s name and trademarks shall pass to Marketer.  Furthermore, after the branding material is fully amortized, title to such Branding Material shall pass to Marketer.  Notwithstanding anything to the contrary, CITGO shall always retain ownership of sign faces, decals and other identification items that contain CITGO’s name and trademarks.

7.             MINIMUM RETAIL STANDARDS.           Marketer shall operate or cause to operate retail facilities including all buildings, equipment, restrooms, and driveways which are owned, operated, supplied, leased, licensed or franchised by Marketer in a clean, neat, safe, lawful and healthful manner, and in compliance with CITGO’s image standards. Marketer further acknowledges that CITGO does not want its name and trademarks associated with illegal merchandise and/or pornographic materials.  Therefore, Marketer will not sell or allow its dealers to sell illegal or pornographic materials upon premises displaying the CITGO name and trademarks.  CITGO shall have the right to debrand or require Marketer to debrand any retail facility failing to meet the provisions of this Section 7.  CITGO shall have the right to inspect all CITGO branded facilities and to obtain samples of all CITGO branded gasoline products that are sold at the facilities.  Should CITGO determine that such samples are not CITGO products, CITGO may take such action as it deems appropriate including imposing fines, debranding the facility or terminating this Marketer Franchise Agreement.  CITGO shall also have the right to audit all delivery, inventory and sales records of the Marketer and of the CITGO branded facility relating to the petroleum products that are sold at a CITGO branded facility.  Marketer shall provide to CITGO access to Marketer’s CITGO branded facilities during normal business hours.  Marketer shall participate in CITGO’s national/regional sales and advertising programs including displaying POS advertising materials where legally permissible.  Marketer shall also have its dealers agree to comply with CITGO’s image standards and other applicable provisions of this Paragraph 7.

8.             ALLOCATION.           If CITGO, because of a shortage of crude oil, raw materials, products, or refining capacity, either of its own, or of its other regular sources of supply, or in the industry generally, or because of governmental regulations, or for any reason, deems that it may be unable to meet all of its supply requirements, CITGO may allocate its products equitably among its various customers pursuant to a plan, method or formula as CITGO believes fair and reasonable. Marketer agrees to be bound by any such allocation. During the period of such allocation, the provisions of Paragraph 2 relating to volume requirements shall not be effective, and the quantity deliverable under this Agreement shall then be such quantity as CITGO determines it can equitably allocate to Marketer. Upon cessation of any such period of allocation neither CITGO nor Buyer shall be obligated to make up any quantities omitted pursuant to the provisions herein.

9.             CLAIMS.           Any claim for defect or variance in quality of product furnished hereunder shall be made in writing to CITGO within five (5) days after discovery of the defect or variance. CITGO shall be furnished samples adequate to test the products claimed to be defective and shall be afforded the opportunity to take its own samples. Any and all claims not made within the time and in the manner herein provided shall be deemed waived and released by the Marketer.

10.           WARRANTIES AND DISCLAIMERS.

a.             CITGO warrants that at the time the Branded Fuels are delivered to Marketer, as set forth in Paragraph 3, the Branded Fuels: (1) will meet, in all material respects, CITGO’s specifications for the Branded Fuels, and (2) will meet the octane rating specified by CITGO for the Branded Fuels.

b.             CITGO MAKES NO OTHER WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.           LIMITATION OF LIABILITY.

a.             MARKETER’S SOLE AND EXCLUSIVE REMEDY FOR ANY CLAIM ARISING FROM OR IN CONNECTION WITH ANY ALLEGED FAILURE OF OR DEFECT IN ANY BRANDED FUELS SOLD BY CITGO (WHETHER THAT CLAIM IS FOR BREACH OF CONTRACT OR WARRANTY OR IS UNDER TORT, STRICT LIABILITY, STATUTE OR OTHERWISE) IS (1) AT CITGO’S OPTION, REPLACEMENT OF THE FAILED, DEFECTIVE OR NON-CONFORMING BRANDED FUELS OR REIMBURSEMENT OF THE PURCHASE PRICE THEREOF, AND (2) REIMBURSEMENT OF THE REASONABLE COST OF REPAIR OR  REPLACEMENT OF ANY PARTS THAT ARE DAMAGED DIRECTLY BY THE USE OF THE FAILED, DEFECTIVE OR NON-CONFORMING BRANDED FUELS.

b.             IN NO EVENT WILL CITGO BE LIABLE OR RESPONSIBLE FOR ANY INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES (INCLUDING WITHOUT LIMITATION ECONOMIC LOSS AND LOSS OF PROFITS) AND SPECIAL OR PUNITIVE DAMAGES, WHETHER UNDER TORT, BREACH OF CONTRACT OR WARRANTY, STRICT LIABILITY, STATUTE OR OTHERWISE.

12.           CREDIT CARDS.           Marketer shall accept as payment from retail customers CITGO approved credit, debit and payment cards (collectively, “Payment Cards”) in accordance with the provisions of CITGO’s credit card guide and regulations, a copy of which has been provided to Marketer. CITGO shall have the right in its sole discretion to amend or terminate such guide and regulations and discontinue its program at any time. CITGO may reject or charge back any Payment Card invoices not conforming to the credit card guide and regulations. Marketer further agrees that upon such rejection or charge back, the value of the Payment Card invoices which were rejected or charged back shall become immediately due and owing from Marketer to CITGO and may be deducted from subsequent settlements of Payment Card transactions.

Marketer expressly agrees that CITGO shall have the right but not the obligation to apply the proceeds of Payment Card invoices or any other credits which may be owing to Marketer toward the payment of any indebtedness owed by Marketer to CITGO. Marketer grants to CITGO a security interest in all Payment Card invoices and proceeds from such Payment card invoices to secure the payment of product purchases from CITGO, and agrees to execute documents reasonably necessary to perfect such security interest.  Marketer further agrees to maintain in good working order all of the electronic POS systems located at all CITGO branded stations that are supplied by Marketer.  Good working order includes having the POS systems properly configured and operating on the most current version of the application software.  CITGO may deactivate the POS system for any station not in compliance.

13.           FORCE MAJEURE.           In the event that either party hereto is hindered, delayed or prevented by ‘force majeure” in the performance of this Agreement, the obligation of the party so affected shall be suspended and proportionally abated during the continuance of the force majeure condition and the party so affected shall not be liable in damages or otherwise for its failure to perform. The term “force majeure” as used herein shall mean any cause whatsoever beyond the control of either party hereto, including, but not limited to (a) act of God, flood, fire, explosion, war, riot, strike and other labor disturbance; (b) failure in, or inability to obtain on reasonable terms, raw materials, finished products, transportation facilities, storage facilities and/or manufacturing facilities; (c) diminution, nonexistence or redirection of supplies as a result of compliance by CITGO, voluntary or otherwise, with any request, order, requisition or necessity of the government or any governmental officer, agent or representative purporting to act under authority, or with any governmental or industry rationing, allocation or supply program; and (d) CITGO’s inability to meet the demand for its products at CITGO’s normal and usual source points for supplying Marketer, regardless of whether CITGO may have been forced to divert certain supplies from such source points in order to alleviate shortages at other distribution points.

If by reason of any force majeure condition CITGO shall be unable to supply the requirements of all of its customers of any product covered by this Agreement, CITGO’s obligation while such condition exists shall, at its option, be reduced to the extent necessary in its sole judgment and discretion to apportion fairly and reasonably among CITGO’s customers the amount of product which it is able to supply. Marketer shall not hold CITGO responsible in any manner for any losses or damages which Marketer may claim as a result of any such apportionment. CITGO shall not be required to make up any deficiency in any product not delivered as a result of any such apportionment. In no event shall any force majeure condition affect Marketer’s obligation to pay for product when due.

14.           TERMINATION AND NON-RENEWAL.           CITGO’s rights to terminate or elect not to renew this franchise relationship are as specified in Title I of the Petroleum Marketing Practices Act as same may be amended from time to time.

15.           HANDLING OF PRODUCTS.

a.             Marketer acknowledges that the petroleum products being sold under this franchise, by their nature, require special precautions in handling and that Marketer, its employees and agents are fully informed as to current and future governmental regulations and approved procedures relating thereto.  Marketer is solely responsible for compliance with all laws, rules, regulations and orders relative to receiving, transporting, storing, pricing, selling and distributing products covered hereunder.  Marketer will advise its employees, agents, and dealers who are involved in the ordering, selling, dispatching and delivery of motor fuels of the applicable federal and state regulations and provide appropriate training of such personnel.  Marketer is also solely responsible for the proper disposal of waste materials generated at any of the Marketer’s facilities.  Marketer shall not adulterate, contaminate or add any components to CITGO motor fuels, or allow others to do so, the effect of which would result in motor fuels no longer complying with federal and state regulations.

All retail locations that are branded CITGO are included in CITGO’s Quality Assurance Program and are subject to random and periodic sampling.  Marketer shall allow CITGO, its agents and contractors access to the retail facility for the purpose of said sampling for testing under CITGO’s Quality Assurance Program to ensure that motor fuels marketed by Marketer are in compliance with all federal and state regulations.  Marketer shall allow the RFG Survey Association, its agents and contractors, the same access.

Marketer shall provide to CITGO a copy of the results of any testing that was performed on the motor fuels by Marketer or that were received by the Marketer from the EPA or its contractors or any other third party.  In the event that a violation of the federal or state requirements for gasoline is detected, whether by testing or otherwise, Marketer shall immediately cease selling the non-complying product and take such further action as is necessary to remedy the violation, including such action as CITGO or the EPA may request.  Furthermore, Marketer must immediately report any violations to CITGO and advise CITGO of corrective actions, steps to prevent further violations, steps to identify the causes of the violations and the results of resampling and testing.  This reporting must be in writing.

b.             FEDERAL VOLATILITY REGULATIONS AND RFG/ANTI-DUMPING REGULATIONS:           The U.S. Environmental Protection Agency (“EPA”) has promulgated regulations restricting the maximum allowable reid vapor pressure (“RVP”) for gasoline (40 CRF Part 80, 80.27).  The maximum RVP during the RVP season (generally June 1 through September 15) is 7.8psi in nonattainment areas and 9.0 psi in all other areas.  Additionally, various states have promulgated regulations restricting the maximum allowable RVP of gasoline and, in some cases, these regulations mandate the gasoline have an RVP lower than 7.8 psi and for time period that exceed the federal requirement of June 1 through September 15.  These regulations provide for the imposition of substantial penalties whenever violations occur.

The EPA requires that only RFG may be delivered to retail locations that are located within various ozone nonattainment areas (“RFG Areas”).

While CITGO will supply you with fuels to meet all federal, state and local regulations, it is also your responsibility to comply with the regulations.  These regulations prescribe various rule concerning segregation of RFG, product transfer documentation when transferring custody or title through the distribution chain, quality assurance programs, fuel additive requirements, retention of record for five years, varying specification by regions and registration with the EPA.  These regulations also provide for the imposition of substantial penalties whenever violations occur.

Marketer further agrees to comply with all applicable posting and labeling laws and regulations, including but not limited to those pertaining to octane ratings, lead and oxygenates.

c.             OXYGENATE BLENDING:           Marketer may not blend oxygenates into CITGO gasolines without prior written consent from CITGO.  Marketer may request permission for such blending by providing a written request that contains but is not limited to the following information:  blending location, blending rate, and description of Marketer’s quality assurance program:  In the event that Marketer elects to blend oxygenates into CITGO gasoline, Marketer shall defend and indemnify CITGO against claims, damages, costs and expenses which arise from or relate to such blending.  With respect to RBOB, only CITGO or its designee may blend oxygenate.

d.             Marketer further agrees to comply or to require compliance with all laws, rules and regulations, whether federal, state or local, pertaining to underground storage tanks and lines which hold petroleum products sold to Marketer pursuant to this Agreement including but not limited to those of financial responsibility and/or pollution insurance requirements.

16.           INDEMNITY.

a.             Marketer hereby releases and agrees to defend, indemnify and hold CITGO, its agents, servants, employees, successors and assigns, harmless from and against any and all claims, suits, losses, obligations, liabilities, injuries, and damages, including attorneys’ fees and costs of litigation, for death, personal injury, property damage or other claim arising out of any failure by Marketer to perform, fulfill or observe any obligation or liability of Marketer set forth in this Agreement or any negligent act or omission by Marketer or any cause or condition of any kind directly or indirectly arising in connection with the use, occupancy, maintenance, upkeep, repair, replacement or operation of any place of business, service station or marketing premises (including but not limited to adjacent sidewalks, drives, curbs. signs, poles and all other fixtures and equipment located thereon) which place of business, service station or marketing premise is or was either directly or indirectly owned, leased, operated, supplied, franchised, or licensed by or through Marketer.

b.             Marketer hereby releases and agrees to defend and indemnify and hold CITGO, its agents, servants, employees, successors and assigns, harmless from and against any and all claims, suits, losses, obligations, injuries, liabilities and damages, including attorneys’ fees and costs of litigation, resulting from the shipment, delivery, use, storage, handling, and sale of petroleum products, including, but not limited to, the seepage or leakage of any petroleum products from storage tanks, pumps, dispensers and piping and fire or explosion at any place of business, service station or marketing premises, which place of business, service station or marketing premises is or was either directly or indirectly owned, leased, operated, supplied, franchised or licensed by or through Marketer.

c.             Marketer shall defend, indemnify and hold CITGO, its agents, servants, employees, successors and assigns, harmless from and against any fines, penalties, taxes, judgments, charges, or expenses, (including attorneys’ fees and costs of litigation), for violations of any law, ordinance or regulation caused by any act or omission, whether negligent or otherwise, of Marketer or its agents, servants, employees, contractors, dealers, Marketers or licensees.

d.             Notwithstanding the foregoing provisions, Marketer will not be responsible for violations of any law, ordinance or regulation by CITGO, nor for any acts or omissions arising from the sole negligence of CITGO, its agents, or employees.

17.           INSURANCE.

a              Marketer shall obtain and maintain, at its own expense, insurance through an insurer acceptable to CITGO. Such insurance shall include:

i.              Worker’s Compensation Insurance covering Marketer’s employees; and Employer’s Liability Insurance with a minimum limit of FIVE HUNDRED THOUSAND DOLLARS ($500,000) per occurrence.

ii.             Commercial General Liability insurance, including contractual liability and products-completed operations liability, explosion, collapse and underground liability, as well as coverage on all contractor’s equipment (other than motor vehicles licensed for highway use) owned, hired, or used in performance of this Agreement having a minimum combined single limit of ONE MILLION DOLLARS ($1,000,000) each occurrence (or the equivalent) for bodily injury and property damage including personal injury.

iii.            Automobile Liability Insurance, including contractual liability covering all motor vehicles owned, hired, or used in the performance of this Agreement, with a minimum combined single limit of ONE MILLION DOLLARS ($1,000,000) each occurrence (or the equivalent) for bodily injury and property damage.

b              The foregoing are minimum insurance requirements only and may not adequately meet the entire insurance needs of Marketer.  Marketer shall list CITGO as an additional insured on all insurance policies described in subsection (ii) and (iii) above and such insurance shall not be subject to other insurance clauses. Marketer shall furnish to CITGO upon request with certificates of insurance acceptable to CITGO, which provide that coverage will not be canceled or materially changed prior to thirty (30) working days’ advance written notice to CITGO.

c              Marketer shall require its dealers, who are handling CITGO product, to maintain the insurance described herein.

d              All insurance requirements are a separate obligation and not subject to any other terms and conditions of the contract.

18.           ASSIGNMENT/TRANSFER.           This Agreement may not be assigned by Marketer except with CITGO’s prior written consent which will not be unreasonably withheld. In the event more than thirty-five percent (35%) of the ownership interest of Marketer’s business is sold, transferred, or otherwise disposed of, whether by stock or asset transfer, then CITGO reserves the right to deem such a transfer an attempt to assign this Agreement.  In any event, Marketer must notify CITGO thirty (30) days prior to the transfer of any ownership interest in Marketer’s business.

19.           RELATIONSHIP OF THE PARTIES.           Marketer is an independent contractor operating an independent business and is not authorized to act as an agent or employee of CITGO or to make any commitments or incur any expense or obligations of any kind on behalf of CITGO, unless expressly authorized by CITGO in writing.

20.           GENERAL PROVISIONS.           This Agreement shall bind the executors, administrators, personal representatives, assigns and successors of the respective parties. The right of either party to require strict performance by the other party hereunder shall not be affected by any previous waiver, forbearance or course of dealing. No delay or omission of CITGO in exercising or enforcing any right or power accruing upon any breach of this Agreement by Marketer shall impair any such right or power, or shall be construed to be a waiver of any breach of this Agreement, or any acquiescence therein. All notices hereunder shall be deemed to have been sufficiently given if and when presented or mailed by certified mail to the parties at the addresses above or such other addresses as may be furnished to the other in writing by certified mail. All understandings and agreements relating to the subject matter hereof either verbal or written, except insofar as incorporated in this Agreement, are hereby canceled and withdrawn. CITGO has made no promises, claims or representations to Marketer which are not contained in this Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may be altered only by writing signed by the parties hereto. This Agreement shall not be binding upon CITGO until it has been duly accepted by CITGO as evidenced by the signature of its authorized designee. Commencement of dealing between the parties shall not be deemed a waiver of this requirement. This Agreement shall be governed by the laws of the State of Oklahoma.  Marketer consents to jurisdiction and venue in the state and federal courts located within Texas.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed the day and year first above written.

CITGO PETROLEUM CORPORATION		JEI DISTRIBUTING a
LIMITED LIABILITY COMPANY

By:	/s/ Alan Flagg	By: x	/s/ Stan Guidroz

Print Name:	Alan Flagg	Print Name: x	Stan Guidroz

Title:	Region Manager-GM-LOM	Title: x	President

Witness:	/s/ Stephanie Boothe	Witness: x	/s/ Teresa Saucier

REVISED SUMMARY OF TITLE 1 OF

THE PETROLEUM MARKETING PRACTICES ACT

Office of the Secretary

REVISED SUMMARY OF TITLE I

OF THE PETROLEUM

MARKETING PRACTICES ACT

AGENCY: Department of Energy.

ACTION: Notice.

SUMMARY: This notice contains a summary of Title I of the Petroleum Marketing Practices Act, as amended (the Act). The Petroleum Marketing Practices Act was originally enacted on June 19, 1978, and was amended by the Petroleum Marketing Practices Act Amendments of 1994, enacted on October 19, 1994. On August 30, 1978, the Department of Energy published in the Federal Register a summary of the provisions of Title I of the 1978 law, as required by the Act. The Department is publishing this revised summary to reflect key changes made by the 1994 amendments.

The Act is intended to protect franchised distributors and retailers of gasoline and diesel motor fuel against arbitrary or discriminatory termination or non-renewal of franchises. This summary describes the reasons for which a franchise may be terminated or not renewed under the law, the responsibilities of franchisors, and the remedies and relief available to franchisees. The Act requires franchisors to give franchisees copies of the summary contained in this notice whenever notification of termination or non-renewal of a franchise is given.

FOR FURTHER INFORMATION CONTACT:

Carmen Difiglio, Office of Energy Efficiency,
Alternative Fuels, and Oil Analysis (PO-62),
U.S. Department of Energy, Washington, D.C.
20585,  Telephone (202) 586-4444

Lawrence Leiken, Office of General Counsel
(GC-73), U.S. Department of Energy,
Washington, D.C. 20585,
Telephone (202) 586-6978

SUPPLEMENTARY INFORMATION:

Title I of the Petroleum Marketing Practices Act, as amended, 15 U.S.C. §§2801-2806, provides for the protection of franchised distributors and retailers of motor fuel by establishing minimum Federal standards governing the termination of franchises and the non-renewal of franchise relationships by the franchisor or distributor of such fuel.

Section 104(d)(1) of the Act required the Secretary of Energy to publish in the Federal Register a simple and concise summary of the provisions of Title I, including a statement of the respective responsibilities of, and the remedies and relief available to, franchisors and franchisees under that title. The Department published this summary in the Federal Register on August 30, 1978. 43 F.R. 38743 (1978).

In 1994 the Congress enacted the Petroleum Marketing Practices Act Amendments to affirm and clarify certain key provisions of the 1978 statute. Among the key issues addressed in the 1994 amendments are: (1) termination or non-renewal of franchised dealers by their franchisors for purposes of conversion to “company” operation; (2) application of state law; (3) the rights and obligations of franchisors and franchisees in third-party lease situations; and (4) waiver of rights limitations. See H.R. REP. NO. 737, 103rd Cong., 2nd Sess. 2 (1994), reprinted in 1994 U.S.C.C.A.N. 2780. Congress intended to: (1) make explicit that upon renewal a franchisor may not insist on changes to a franchise agreement where the purpose of such changes is to prevent renewal in order to convert a franchisee-operated service station into a company-operated service station;  (2) make clear that where the franchisor has an option to continue the lease or to purchase the premises but does not wish to do so, the franchisor must offer to assign the option to the franchisee; (3) make clear that no franchisor may require, as a condition of entering or renewing a franchise agreement, that a franchisee waive any rights under the Petroleum Marketing Practices Act, any other Federal law, or any state law; and (4) reconfirm the limited scope of Federal preemption under the Act. Id.

The summary which follows reflects key changes to the statute resulting from the 1994 amendments. The Act requires franchisors to give copies of this summary statement to their franchisees when entering into an agreement to terminate the franchise or not to renew the franchise relationship, and when giving notification of termination or non-renewal. This summary does not purport to interpret the Act, as amended, or to create new legal rights.

In addition to the summary of the provisions of Title I, a more detailed description of the definitions contained in the Act and of the legal remedies available to franchisees is also included  in this notice, following the summary statement.

SUMMARY OF LEGAL RIGHTS OF MOTOR FUEL FRANCHISEES

This is a summary of the franchise protection provisions of the Federal Petroleum Marketing Practices Act, as amended in 1994 (the Act), 15 U.S.C. §§ 2801-2806. This summary must be given to you, as a person holding a franchise for the sale, consignment or distribution of gasoline or diesel motor fuel, in connection with any termination or non-renewal of your franchise by your franchising company (referred to in this summary as your supplier).

You should read this summary carefully, and refer to the Act if necessary, to determine whether a proposed termination or non-renewal of your franchise is lawful, and what legal remedies are available to you if you think the proposed termination or failure to renew is not lawful. In addition, if you think your supplier has failed to comply with the Act, you may wish to consult an attorney in order to enforce your legal rights.

The franchise protection provisions of the Act apply to a variety of franchise agreements. The term “franchise” is broadly defined as a license to use a motor fuel trademark which is owned or controlled by a refiner, and it includes secondary arrangements such as leases of real property and motor fuel supply agreements which have existed continuously since May 15, 1973, regardless of a subsequent withdrawal of a trademark. Thus, if you have lost the use of a trademark previously granted by your supplier but have continued to receive motor fuel supplies through a continuation of a supply agreement with your supplier, you are protected under the Act.

Any issue arising under your franchise which is not governed by this Act will be governed by the law of the State in which the principal place of business of your franchise is located.

Although a State may specify the terms and conditions under which your franchise may be transferred upon the death of the franchisee, it may not require a payment to you (the franchisee) for the goodwill of a franchise upon termination or non-renewal.

The Act is intended to protect you, whether you are a distributor or a retailer, from arbitrary or discriminatory termination or non-renewal of your franchise agreement. To accomplish this, the Act first lists the reasons for which termination or non-renewal is permitted. Any notice of termination or non-renewal must state the precise reason, as listed in the Act, for which the particular termination or non-renewal is being made. These reasons are described below under the headings “Reasons for Termination” and “Reasons for Non-renewal.”

The Act also requires your supplier to give you a written notice of termination or intention not to renew the franchise within certain time periods. These requirements are summarized below under the heading “Notice Requirements for Termination or Non-renewal.”

The Act also provides certain special requirements with regard to trial and interim franchise agreements, which are described below under the heading “Trial and Interim Franchises.”

The Act gives you certain legal rights if your supplier terminates or does not renew your franchise in a way that is not permitted by the Act. These legal rights are described below under the heading “Your Legal Rights.”

The Act contains provisions pertaining to waiver of franchisee rights and applicable State law. These provisions are described under the heading “Waiver of Rights and Applicable State Law.”

This summary is intended as a simple and concise description of the general nature of your rights under the Act. For a more detailed description of these rights, you should read the text of the Petroleum Marketing Practices Act, as amended in 1994 (15 U.S.C. §§2801-2806). This summary does not purport to interpret the Act, as amended, or to create new legal rights.

I. REASONS FOR TERMINATION

If your franchise was entered into on or after June 19, 1978, the Act bars termination of your franchise for any reasons other than those reasons discussed below. If your franchise was entered into before June

19, 1978, there is no statutory restriction on the reasons for which it may be terminated. If a franchise entered into before June 19, 1978, is terminated, however, the Act requires the supplier to reinstate the franchise relationship unless one of the reasons listed under this heading or one of the additional reasons for non-renewal described below under the heading “Reasons for Non-renewal” exists.

A.  Noncompliance with franchise agreement.

Your supplier may terminate your franchise if you do not comply with a reasonable and important requirement of the franchise relationship. However, termination may not be based on a failure to comply with a provision of the franchise that is illegal or unenforceable under applicable Federal, State or local law. In order to terminate for non-compliance with the franchise agreement, your supplier must have learned of this non-compliance recently. The Act limits the time period within which your supplier must have learned of your non-compliance to various periods, the longest of which is 120 days, before you receive notification of the termination.

B.  Lack of good faith efforts.

Your supplier may terminate your franchise if you have not made good faith efforts to carry out the requirements of the franchise, provided you are first notified in writing that you are not meeting a requirement of the franchise and you are given an opportunity to make a good faith effort to carry out the requirement. This reason can be used by your supplier only if you fail to make good faith efforts to carry out the requirements of the franchise within the period which began not more than 180 days before you receive the notice of termination.

C.  Mutual agreement to terminate the franchise.  A franchise can be terminated by an agreement in writing between you and your supplier if the agreement is entered into not more than 180 days before the effective date of the termination and you receive a copy of that agreement, together with this summary statement of your rights under the Act. You may cancel the agreement to terminate within 7 days after you receive a copy of the agreement, by mailing (by certified mail) a written statement to this effect to your supplier.

D.  Withdrawal from the market area.

Under certain conditions, the Act permits your supplier to terminate your franchise if your supplier is withdrawing from marketing activities in the entire geographic area in which you operate. You should read the Act for a more detailed description of the conditions under which market withdrawal terminations are permitted. See 15 U.S.C. §2802(b)(E).

E.  Other events permitting a termination.

If your supplier learns within the time period specified in the Act (which in no case is more than 120 days prior to the termination notice) that one of the following events has occurred, your supplier may terminate your franchise agreement:

(1) Fraud or criminal misconduct by you that relates to the operation of your marketing premises.

(2) You declare bankruptcy or a court determines that you are insolvent.

(3) You have a severe physical or mental disability lasting at least 3 months which makes you unable to provide for the continued proper operation of the marketing premises.

(4) Expiration of your supplier’s underlying lease to the leased marketing premises, if: (a) your supplier gave you written notice before the beginning of the term of the franchise of the duration of the underlying lease and that the underlying lease might expire and not be renewed during the term of the franchise; (b) your franchisor offered to assign to you, during the 90-day period after notification of termination or non-renewal was given, any option which the franchisor held to extend the underlying lease or to purchase the marketing premises (such an assignment may be conditioned on the franchisor receiving from both the landowner and the franchisee an unconditional release from liability for specified events occurring after the assignment); and (c) in a situation in which the franchisee acquires possession of the leased marketing premises effective immediately after the loss of the right of the franchisor to grant possession, the franchisor, upon the written request of the franchisee, made a bona fide offer to sell or assign to the franchisee the franchisor’s interest in any improvements or equipment located on the premises, or offered the franchisee a right of first refusal of any offer from another person to purchase the franchisor’s interest in the improvements and equipment.

(5) Condemnation or other taking by the government, in whole or in part, of the marketing premises pursuant to the power of eminent domain. If the termination is based on a condemnation or other taking, your supplier must give you a fair share of any compensation which he receives for any loss of business opportunity or good will.

(6) Loss of your supplier’s right to grant the use of the trademark that is the subject of the franchise, unless the loss was because of bad faith actions by your supplier relating to trademark abuse, violation of Federal or State law, or other fault or negligence.

(7) Destruction (other than by your supplier) of all or a substantial part of your marketing premises. If the termination is based on the destruction of the marketing premises and if the premises are rebuilt or replaced by your supplier and operated under a franchise, your supplier must give you a right of first refusal to this new franchise.

(8) Your failure to make payments to your supplier of any sums to which your supplier is legally entitled.

(9) Your failure to operate the marketing premises for 7 consecutive days, or any shorter period of time which, taking into account facts and circumstances, amounts to an unreasonable period of time not to operate.

(10) Your intentional adulteration, mislabeling or misbranding of motor fuels or other trademark violations.

(11) Your failure to comply with Federal, State, or local laws or regulations of which you have knowledge and that relate to the operation of the marketing premises.

(12) Your conviction of any felony involving moral turpitude.

(13) Any event that affects the franchise relationship and as a result of which termination is reasonable.

II. REASONS FOR NON-RENEWAL

If your supplier gives notice that he does not intend to renew any franchise agreement, the Act requires that the reason for non-renewal must be either one of the reasons for termination listed immediately above, or one of the reasons for non-renewal listed below.

A.  Failure to agree on changes or additions to franchise.

If you and your supplier fail to agree to changes in the franchise that your supplier in good faith has determined are required, and your supplier’s insistence on the changes is not for the purpose of converting the leased premises to a company operation or otherwise preventing the renewal of the franchise relationship, your supplier may decline to renew the franchise.

B.  Customer complaints.

If your supplier has received numerous customer complaints relating to the condition of your marketing premises or to the conduct of any of your employees, and you have failed to take prompt corrective action after having been notified of these complaints, your supplier may decline to renew the franchise.

C.  Unsafe or unhealthful operations.

If you have failed repeatedly to operate your marketing premises in a clean, safe and healthful manner after repeated notices from your supplier, your supplier may decline to renew the franchise.

D.  Operation of franchise is uneconomical.

Under certain conditions specified in the Act, your supplier may decline to renew your franchise if he has determined that renewal of the franchise is likely to be uneconomical. Your supplier may also decline to renew your franchise if he has decided to convert your marketing premises to a use other than for the sale of motor fuel, to sell the premises, or to materially alter, add to, or replace the premises.

III. NOTICE REQUIREMENTS FOR TERMINATION OR NON-RENEWAL

The following is a description of the requirements for the notice which your supplier must give you before he may terminate your franchise or decline to renew your franchise relationship. These notice requirements apply to all franchise terminations, including franchises entered into before June 19, 1978 and trial and interim franchises, as well as to all non-renewals of franchise relationships.

A.  How much notice is required.

In most cases, your supplier must give you notice of termination or non-renewal at least 90 days before the termination or non-renewal takes effect.

In circumstances where it would not be reasonable for your supplier to give you 90 days notice, he must give you notice as soon as he can do so. In addition, if the franchise involves leased marketing premises, your supplier may not establish a new franchise relationship involving the same premises until 30 days after notice was given to you or the date the termination or non-renewal takes effect, whichever is later. If the franchise agreement permits, your supplier may repossess the premises and, in reasonable circumstances, operate them through his employees or agents.

If the termination or non-renewal is based upon a determination to withdraw from the marketing of motor fuel in the area, your supplier must give you notice at least 180 days before the termination or non-renewal takes effect.

B.  Manner and contents of notice.

To be valid, the notice must be in writing and must be sent by certified mail or personally delivered to you. It must contain:

(1) A statement of your supplier’s intention to terminate the franchise or not to renew the franchise relationship, together with his reasons for this action;

(2) The date the termination or non-renewal takes effect; and

(3) A copy of this summary.

IV. TRIAL FRANCHISES AND INTERIM FRANCHISES

The following is a description of the special requirements that apply to trial and interim franchises.

A.  Trial franchises.

A trial franchise is a franchise, entered into on or after June 19, 1978, in which the franchisee has not previously been a party to a franchise with the franchisor and which has an initial term of 1 year or less. A trial franchise must be in writing and must make certain disclosures, including that it is a trial franchise, and that the franchisor has the right not to renew the franchise relationship at the end of the initial term by giving the franchisee proper notice.

The unexpired portion of a transferred franchise (other than as a trial franchise, as described above) does not qualify as a trial franchise.

In exercising his right not to renew a trial franchise at the end of its initial term, your supplier must comply with the notice requirements described above under the heading “Notice Requirements for Termination or Non-renewal.”

B.  Interim franchises.

An interim franchise is a franchise, entered into on or after June 19, 1978, the duration of which, when combined with the terms of all prior interim franchises between the franchisor and the franchisee, does not exceed three years, and which begins immediately after the expiration of a prior franchise involving the same marketing premises which was not renewed, based on a lawful determination by the franchisor to withdraw from marketing activities in the geographic area in which the franchisee operates.

An interim franchise must be in writing and must make certain disclosures, including that it is an interim franchise and that the franchisor has the right not to renew the franchise at the end of the term based upon a lawful determination to withdraw from marketing activities in the geographic area in which the franchisee operates.

In exercising his right not to renew a franchise relationship under an interim franchise at the end of its term, your supplier must comply with the notice requirements described above under the heading “Notice Requirements for Termination or Non-renewal.”

V. YOUR LEGAL RIGHTS

Under the enforcement provisions of the Act, you have the right to sue your supplier if he fails to comply with the requirements of the Act. The courts are authorized to grant whatever equitable relief is necessary to remedy the effects of your supplier’s failure to comply with the requirements of the Act, including declaratory judgment, mandatory or prohibitive injunctive relief, and interim equitable relief. Actual damages, exemplary (punitive) damages under certain circumstances, and reasonable attorney and expert witness fees are also authorized. For a more detailed description of these legal remedies you should read the text of the Act. 15 U.S.C. §§2801-2806.

VI. WAIVER OF RIGHTS AND APPLICABLE STATE LAW

Your supplier may not require, as a condition of entering into or renewing the franchise relationship, that you relinquish or waive any right that you have under this or any other Federal law or applicable State law. In addition, no provision in a franchise agreement would be valid or enforceable if the provision specifies that the franchise would be governed by the law of any State other than the one in which the principal place of business for the franchise is located.

FURTHER DISCUSSION OF TITLE I—DEFINITIONS AND LEGAL REMEDIES

I. DEFINITIONS

Section 101 of the Petroleum Marketing Practices Act sets forth definitions of the key terms used throughout the franchise protection provisions of the Act. The definitions from the Act which are listed below are of those terms which are most essential for purposes of the foregoing summary statement. (You should consult section 101 of the Act for additional definitions not included here.)

A.  Franchise.

A “franchise” is any contract between a refiner and a distributor, between a refiner and a retailer, between a distributor and another distributor, or between a distributor and a retailer, under  which a refiner or distributor (as the case may be) authorizes or permits a retailer or distributor to use, in connection with the sale, consignment, or distribution of motor fuel, a trademark which is owned or controlled by such refiner or by a refiner which supplies motor fuel to the distributor  which authorizes or permits such use.

The term “franchise” includes any contract under which a retailer or distributor (as the case may be) is authorized or permitted to occupy leased marketing premises, which premises are to be employed in connection with the sale, consignment, or distribution of motor fuel under a trademark which is owned or controlled by such refiner or by a refiner which supplies motor fuel to the distributor which authorizes or permits such occupancy. The term also includes any contract pertaining to the supply of motor fuel which is to be sold, consigned or distributed under a trademark owned or controlled by a refiner, or under a contract which has existed continuously since May 15, 1973, and pursuant to which, on May 15, 1973, motor fuel was sold, consigned or distributed under a trademark owned or controlled on such date by a refiner.  The unexpired portion of a transferred franchise is also included in the definition of the term.

B.  Franchise relationship.

The term “franchise relationship” refers to the respective motor fuel marketing or distribution obligations and responsibilities of a franchisor and a franchisee which result from the marketing of motor fuel under a franchise.

C.  Franchisee.

A “franchisee” is a retailer or distributor who is authorized or permitted, under a franchise, to use a trademark in connection with the sale, consignment, or distribution of motor fuel.

D.  Franchisor.

A “franchisor” is a refiner or distributor who authorizes or permits, under a franchise, a retailer or distributor to use a trademark in connection with the sale, consignment or distribution of motor fuel.

E.  Marketing premises.

“Marketing premises” are the premises which, under a franchise, are to be employed by the franchisee in connection with the sale, consignment, or distribution of motor fuel.

F.  Leased marketing premises.

“Leased marketing premises” are marketing premises owned, leased, or in any way controlled by a franchisor and which the franchisee is authorized or permitted, under the franchise, to employ in connection with the sale, consignment, or distribution of motor fuel.

G.  Fail to renew and non-renewal.

The terms “fail to renew” and “non-renewal’ refer to a failure to reinstate, continue, or extend a franchise relationship (1) at the conclusion of the term, or on the expiration date, stated in the relevant franchise, (2) at any time, in the case of the relevant franchise which does not state a term of duration or an expiration date, or (3) following a termination (on or after June 19, 1978) of the relevant franchise which was entered into prior to June 19, 1978 and has not been renewed after such date.

II. LEGAL REMEDIES AVAILABLE TO FRANCHISEE

The following is a more detailed description of the remedies available to the franchisee if a franchise is terminated or not renewed in a way that fails to comply with the Act.

A.  Franchisee’s right to sue.

A franchisee may bring a civil action in United States District Court against a franchisor who does not comply with the requirements of the Act. The action must be brought within one year after the date of termination or non-renewal or the date the franchisor fails to comply with the requirements of the law, whichever is later.

B.  Equitable relief.

Courts are authorized to grant whatever equitable relief is necessary to remedy the effects of a violation of the law’s requirements. Courts are directed to grant a preliminary injunction if the franchisee shows that there are sufficiently serious questions, going to the merits of the case, to make them a fair ground for litigation, and if, on balance, the hardship which the franchise would suffer if the preliminary injunction is not granted will be greater than the hardship which the franchisor would suffer if such relief is granted.

Courts are not required to order continuation or renewal of the franchise relationship if the action was brought after the expiration of the period during which the franchisee was on notice concerning the franchisor’s intention to terminate or not renew the franchise agreement.

C.  Burden of proof.

In an action under the Act, the franchisee has the burden of proving that the franchise was terminated or not renewed. The franchisor has the burden of proving, as an affirmative defense, that the termination or non-renewal was permitted under the Act, and, if applicable, that the franchisor complied with certain other requirements relating to terminations and non-renewals based on condemnation or destruction of the marketing premises.

D.  Damages.

A franchisee who prevails in an action under the Act is entitled to actual damages and reasonable attorney and expert witness fees.  If the action was based upon conduct of the franchisor which was in willful disregard of the Act’s requirements or the franchisee’s rights under the law, exemplary (punitive) damages may be awarded where appropriate. The court, and not the jury, will decide whether to award exemplary damages and, if so, in what amount.

On the other hand, if the court finds that the franchisee’s action is frivolous, it may order the franchisee to pay reasonable attorney and expert witness fees.

E.  Franchisor’s defense to permanent injunctive relief.

Courts may not order a continuation or renewal of a franchise relationship if the franchisor shows that the basis of the non-renewal of the franchise relationship was a determination made in good faith and in the normal course of business:

(1) To convert the leased marketing premises to a use other than the sale or distribution of motor fuel;

(2) To materially alter, add to, or replace such premises;

(3) To sell such premises;

(4) To withdraw from marketing activities in the geographic area in which such premises are located; or

(5) That renewal of the franchise relationship is likely to be uneconomical to the franchisor despite any reasonable changes or additions to the franchise provisions which may be acceptable to the franchisee.

In making this defense, the franchisor also must show that he has complied with the notice requirements of the Act.

This defense to permanent injunctive relief, however, does not affect the franchisee’s right to recover actual damages and reasonable attorney and expert witness fees if the non-renewal is otherwise prohibited under the Act.

Issued in Washington, D.C. on June 12, 1996.

MARK W. CHUPKA,

Acting Assistant  Secretary for Policy.